Exhibit 99.3

	Unaudited Pro Forma Condensed Combined Statement of Operations For The Year Ended January 3, 2004 (In thousands, except per share data)
		A.B. Dick	Pro Forma			Pro Forma
	Presstek, Inc.	Company	Adjustments			Combined

REVENUE:
Product sales	$84,543	136,984	(2,640)	(j	)	$218,887
Service	-	57,695	(2,240)	(f	)	55,455
Royalties and fees from licenses	2,689	-	-			2,689

Total revenue	87,232	194,679	(4,880)			277,031

COSTS AND EXPENSES:
Cost of products sold	51,151	106,856	(2,341)	(j	)	155,373
			150	(d	)
			(443)	(e	)
Costs of service	-	41,149	-			41,149
Research and product development	7,061	2,075	-			9,136
Sales, marketing and customer support	12,272	22,567	-			34,839
General and administrative	9,363	17,851	153	(1)		27,367
Depreciation	-	2,854	(2,154)	(a	)	700
Amortization of intangibles	-	-	1,080	(c	)	1,080
Special charges and (credits)	550	(4,031)	-			(3,481)

Total costs and expenses	80,397	189,321	(3,555)			266,163

INCOME (LOSS) FROM OPERATIONS	6,835	5,358	(1,324)			10,869

OTHER INCOME (EXPENSE), NET:
Interest expense	(376)	(2,345)	(251)	(b	)	(2,972)
Other income (expense), net	209	750	-			959

Total Other Expense, net	(167)	(1,595)	(251)			(2,013)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	6,668	3,763	(1,575)			8,856
PROVISION FOR INCOME TAXES	-	41	-	(g	)	41

INCOME (LOSS) FROM CONTINUING OPERATIONS	$6,668	3,722	(1,575)			$8,815

NET INCOME (LOSS)	$6,668	3,722	(1,575)			$8,815

EARNINGS PER SHARE - BASIC:
From continuing operations	$0.20					$0.26

EARNINGS PER SHARE - BASIC	$0.20					$0.26

EARNINGS PER SHARE - DILUTED
From continuing operations	$0.20					$0.26

EARNINGS PER SHARE - DILUTED	$0.20					$0.26

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	34,167					34,167

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	34,400					34,400

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

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		Unaudited Pro Forma Condensed Combined Statement of Operations For The Nine Months Ended October 2, 2004 (In thousands, except per share data)
		A.B. Dick	Pro Forma			Pro Forma
	Presstek, Inc.	Company	Adjustments			Combined

REVENUE:
Product sales	$75,337	90,491	(3,007)	(j	)	$162,821
Service	-	39,434	(1,960)	(f	)	37,474
Royalties and fees from licenses	424	-	-			424

Total revenue	75,761	129,925	(4,967)			200,719

COSTS AND EXPENSES:
Cost of products sold	47,832	70,738	(2,570)	(j	)	116,113
			113	(d	)
Costs of service	-	28,624	-			28,624
Research and product development	4,586	1,643	-			6,229
Sales, marketing and customer support	10,308	16,253	-			26,561
General and administrative	7,046	13,830	115	(1)		20,991
Depreciation	-	1,740	(1,215)	(a	)	525
Amortization of intangibles	-	-	810	(c	)	810
Special charges and (credits)	(296)	770	-			474

Total costs and expenses	69,476	133,598	(2,748)			200,326

INCOME (LOSS) FROM OPERATIONS	6,285	(3,673)	(2,219)			393
OTHER INCOME (EXPENSE), NET:
Interest income	271	-	-			271
Interest expense	(320)	(1,573)	(374)	(b	)	(2,267)
Other income (expense), net	(183)	(309)	-			(492)

Total other expense, net	(232)	(1,882)	(374)			(2,488)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	6,053	(5,555)	(2,593)			(2,095)
PROVISION FOR INCOME TAXES	-	-	-	(g	)	-

INCOME (LOSS) FROM CONTINUING OPERATIONS	$6,053	(5,555)	(2,593)			$(2,095)

NET INCOME (LOSS)	$6,053	(5,555)	(2,593)			$(2,095)

EARNINGS (LOSS) PER SHARE – BASIC:
From continuing operations	$0.18					($0.06)

EARNINGS (LOSS) PER SHARE – BASIC	$0.18					($0.06)

EARNINGS (LOSS) PER SHARE – DILUTED
From continuing operations	$0.17					($0.06)

EARNINGS (LOSS) PER SHARE – DILUTED	$0.17					($0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	34,464					34,464

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	35,285					35,285

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

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